Exhibit 23.4
Consent of Independent Auditor
The Board of Directors
Talbot Holdings Ltd.:
We consent to the use of our report dated June 5, 2007, with respect to the consolidated balance sheets of Talbot Holdings Ltd. as of December 31, 2006 and 2005, and the related consolidated statements of income/(loss) and comprehensive income/(loss), changes in common shareholders’ equity/(deficit), and cash flows for each of the years in the three-year period ended December 31, 2006, incorporated herein by reference (which report appears in the registration statement (No. 333-139989) on Form S-1, as amended, of Validus Holdings, Ltd.) and to the reference to our firm under the heading “Experts” in the prospectus.
Our report refers to the Company’s adoption of FASB Accounting Standard 123(R) “Share-Based Payment” with effect from January 1, 2006, and FASB Interpretation 46 (revised December 2003) “Consolidation of Variable Interest Entities” with effect from January 1, 2005.
/s/ KPMG Audit Plc
KPMG Audit Plc
London, England
7 August 2008